SUBJECT INDEX

APPENDICES

MAPS

A. S. BAYNE & COMPANY
CONSULTING ENGINEERS

45 RICHMOND STREET WEST
Suite 1101
TORONTO, ONTARIO, CANADA
Tel: (416) 368-3283 M5H 1Z2

ADDRESS ALL CORRESPONDENCE • 45 STRATHALLAN BLVD., TORONTO, ONTARIO M5N 1S8 • TEL: 485-6793

January 31, 1984
Revised May 31, 1984

The President and Directors
Consolidated Montclerg Mines Limited
2180 Yonge Street
Suite 1800
Toronto, Ontario
M4S 2B9

Gentlemen:

REVIEW OF GEOCHEMICAL SURVEYS
Montclerg/Tisdale Project - Hemlo Area

This review refers to the following data previously submitted:-

1. Bound copy of Certificates of Analysis dated December 22 - 29, 1983, on 951 soil samples taken by Dr. S. S. Szetu, P.Eng.

2. Plans to scale 1" = 200', Soil Sample Geochemical Survey, December 1983, by Cana Exploration Consultants Limited, S. S. Szetu, Ph.D., P.Eng. - Plan No. 6, South Group 22 Claims Nos. TB.386628-36, TB.386657-63, TB.645701-06 and Plan No. 6, North Group 20 Claims Nos. TB.656607-26.

3. Plans to scale 1" = 200', Geological Survey Data, accompanying Report on Geological Survey - South Group 22 Claims, December 21, 1983, and Report on Geological Survey - North Group 20 Claims, December 30, 1983 - Cana Explorations Consultants Limited, S. S. Szetu, Ph.D., P.Eng. - Plan No. 5, South Group 22 Claims, November 1983, and Plan No. 5 North Group 20 Claims, December 1983.

4. Report to Davidson Tisdale Mines Limited, February 12, 1984, by John L. Kirwan, Ph.D., P.Eng.

SAMPLES AND ASSAYS

SOUTH CLAIM GROUP

A total of 543 soil samples were taken at 100-foot intervals along grid line, over lengths to cross-section the chief geological features co-incident with VLF-EM conductive zones. (See Plan No. 5, Geological Data, South Group, with conductor traces marked "X".)

Of the 543 samples, 217 were found by fire assay to contain measurable gold content, from 5 ppb to 1030 ppb.

Discussions with other exploration groups which have done geochemical surveys in the Hemlo area led to the conclusion that what comprises "anomalous" gold content is not specifically determinate, except by further study of the relative geological environment.

.../2

However, gold assays of rock samples described following, were taken from some of the few outcrops on the South Group. (See also Appendix I.)

Sample #112, Gold Assay 14 ppb: Syenite with 1" quartz vein and chlorite in fractures; limonite replacing pyrite cubes. Located in Ry. cut 800' N. of BL-1 in SW Part of TB.386630. See O-C Nos. 23-24 on geological Plan 5.

Sample #113, Gold Assay 10 ppb: Same rock and location as Sample 112, with purple fluorite lining cavities in rock.

Sample #116, Gold Assay 20 ppb, Copper Assay 87 ppm: Sample typical of 5.5'wide enclavement of metasedimentary rock; pleochroic hornblende with lesser amounts of perthite and plagioclase, sometimes showing zoning; minor small inclusions of quartz with titanite and phlogopite; zeolites in fracture surfaces; green malachite in occasional vugs. Located in Rwy. cut at L8+50W, 420 N. See O-C Nos. 26-27 on geological Plan 5.

Sample #303, Gold Assay 20 ppb: Chip sample across 5 feet of metasedimentary enclave (Samples 116 and 303 location) and syenite pluton.

Sample #305, Gold Assay 8 ppb: Chip sample across 3 feet of metasediments with threads of quartz-carbonate and sparse fine pyrite in bedding planes. Located in Rwy. cut about 1000 feet south of the common No. 2 Post of TB.386628 and No. 3 Post of TB.386629.

Sample #306, Gold Assay 20 ppb: Chip sample 1 foot, across contact of metasediment (Sample 305) and syenite with quartz and disseminated biotite and amphibole (or possibly tourmaline?).

The locations of Samples 305 and 306, being 1,000 feet south of the property, are not shown on geological Plan #5, South Group.

The structural strikes, examined and roughly projected between this location and outcrops on and near Hwy. 17 to the northwest, appear to confirm the geophysical indications that the main contact zone, between the sedimentary rocks and plutonic granodiorite-syenite complex to the north, crosses the southwest part of TB.386628.

The following summarizes a statistical analysis of the soil sample gold assays:-

Assay Limits Au ppb	No. of Samples	Average Au ppb
5 - 19	105	11.5
20 - 49	76	30.7
50 - 99	19	67.9
100 - 200	14	121.5
200 - 1030	3	596.7
	217	

The foregoing is reflected by the isoline contouring of Plan No. 6, Soil Sample Geochemical Survey - South Group.

.../3

The 5 ppb contours limit the gold-bearing areas co-incident to the geological and geophysical features shown on Plan No. 5, Geological Survey Data, South Group. The 20 ppb contours outline the areas considered anomalous from the standpoint of additional exploration by further soil sampling and overburden drilling, particularly where relationship, allowing for down-ice movement, may be co-incident to VLF-EM conducting zones "A" to "J" inclusive.

The 50 ppb to 200 ppb contours outline more indicative anomalous gold areas, some of which already warrant core drilling.

NORTH CLAIM GROUP

This claim group adjoins north of the South Group. The common boundary is chiefly along the south edge of Highway 17, but the south parts of the most easterly claims (TB.656607-08) extend up to 700 feet south of the highway. The geological data for these parts of the North Group are therefore plotted on geological Plan 5, South Group.

A total of 351 soil samples were taken at 100-foot intervals to cross-section the chief geological features co-incident with VLF-EM conductive zones. (See Plan No. 5, Geological Data, North Group, with conductor zones marked "X".)

Of the 351 soil samples, 112 assayed measurable gold content by fire assay, from 5 ppb to 5,000 ppb.

The geological survey found the area of the North Claim Group very poorly exposed, with only a few small outcrops of granodiorite and diabase. There were numerous boulders of both types of rocks, indicating that some of the topography mapped as possible outcrop areas, during the previous geophysical surveys are actually glacial erratics (Szetu, Report on Geological Survey -- North Group -- Dec. 30/83).

The best bedrock exposures are shown along the south boundary of the claim group in Highway 17 rock cuts, which show much fracturing, shearing in places and some inclusions of older rocks (sediments and volcanics) accompanied by at least two stages of hydrothermal alteration after shattering and intrusion by the diabase dykes.

Gold assays of rock samples, described following, taken from exposures by Highway 17 rock cuts. (See also Appendix I.)

Sample #110, Gold Assay 2 ppb: Pink syenite with numerous seams of bright green epidote. Located on N. side of Hwy. 17 at L81+00E. See 0-C No. 709 on Plan No. 5 Geological Survey Data.

Sample #114, Gold Assay 5 ppb: Quartz vein in pink syenite with epidote in fractures. Located at east end of 0-C No. 709.

Sample #307, Gold Assay 19 ppb: Chip sample across 9" quartz vein in shear in syenite. Located in 0-C No. 10-12 on Geological Plan, South Claim Group. See N-E striking shear near L96+00E.

The following summarizes a statistical analysis of the soil sample gold assays:-

Assay Limits Au ppb	No. of Samples	Average Au ppb
5 - 9	38	6.6
10 - 19	56	12.6
20 - 36	10	28.5
73 - 90	3	86.3
120 - 155	3	138.3
465 - 5000	2	2732.5
	112	

The foregoing is reflected by the isoline contouring of Plan No. 6, Soil Sample Geochemical Survey - North Group.

OBSERVATIONS AND RECOMMENDATIONS

In a report dated February 12, 1984, Dr. J. L. Kirwan, P.Eng., submitted a report with recommendations of specific diamond drill hole locations totalling 5,000 feet of drilling. Four holes totalling 4,000 feet were allocated to the South Claim Group and two holes, totalling 2,000 feet, were allocated to the North Group.

Dr. Kirwan's concluding remarks were to the effect that the emphasis on the search for gold mineralization in the Hemlo area would normally be in the same environment that contains the gold mineralization, i.e. the metasedimentary-metavolcanic complex containing the Corona-Goliath-Lac Minerals orebodies.

This priority has, of course, been applied to the work to date in discovering supporting evidence by the ground geophysics and geological studies to date that the north margin of the contact zone between the metasediment-volcanics and the Cedar Lake Pluton strikes southeasterly across Claim TB.386628 of the South Group. With this in view, instead of the suggested collar location for the 45-degree, 1200-foot hole at 19+00W, 3+00S of BL #1, the following hole is recommended:

SOUTH CLAIM GROUP

Location: TB.386628, South Group L21+00W, 5+00S of BL #1

Bearing: S 45° W Dip -45° Length 1,300 feet

This hole is projected to cut:-

1. The inferred N-E limit of the sedimentary-plutonic contact at 300 feet vertical depth.

2. The magnetic "high" zone indicated at L24+00W, from 8+00S, at 400 - 500 feet vertical depth.

3. The source of conductor traces "I" and "J" at 600 to 900 feet depth.

4. The inferred contact zone across a width of 619 feet and from 300 to 919 feet vertical depth.

The dual possibilities influencing the exploration of both the South and North claim groups were:-

(a) The existence of the sedimentary-volcanic rocks underlying the S-W part of TB.386628 on the South Group.

(b) Enclavements of sedimentary-volcanic rocks in the felsic intrusives comprising the Cedar Lake "Pluton", with accompanying shearing and hydrothermal action in the late stages of igneous intrusion.

This lithology and structure has accounted for substantial tonnages of gold ore in similar and related granitic "batholithic" environments in such mines as the Sullivan, Lamaque and Belmoral in Quebec, and Cochenour-Willans in Red Lake.

The observances of numerous small inclusions of the older rocks in shattered granodiorite and syenite in the few observable exposures in railway and road cuts encourages the view that sufficiently large enclaves containing important gold mineralization can be discovered and delineated by the systematic prospecting now started.

Valuable evidence is presented by the 3.5- to 5.5-foot-wide enclavement showing in the railway cut near No. 1 Post, TB.386628, at L8+50W 4+20N.

This confirms the proximity of the contact zone to the south, as well as the possibility of larger enclavements in the "pluton" to the north where considerable structural shearing and faulting is noted.

This enclave should therefore be drilled by at least two short holes as follows:

Location 1: Collar at 9+50W, 6+00N of BL #1, Bearing - South, Dip -45°, Length - 350 feet

This hole is calculated to cut the sedimentary enclave at 200 feet vertical and a magnetic "low" zone at 200 to 250 feet vertical, as well as cross-sectioning to the north of a surface geochemical anomalous gold area.

Location 2: Collar at 6+00W, 11+00N of BL #1, Bearing - South, Dip - 45°, Length - 350 feet

This hole is calculated to cut a magnetic "low" area co-incident to an inferred N-E striking fault at 150 to 250 feet depth with reference to surface anomalous gold values to the south.

NORTH CLAIM GROUP

The two hole locations spotted on the North Group appear to be reasonably well located from the data on hand.

It is suggested, however, as the holes are bearing northerly, that a better assessment of the areas "up-ice" from the geochemical gold anomalies would result from collaring the holes N-E of these areas and bearing S-W to cut the conductors and inferred shears at greater depths with less expended footage.

In addition, the dips of the known gold-bearing zones to the west are from vertical to more flatly N-E, following the dips of the main plutonic intrusive contact.

This observation applies also to the other three South Group holes spotted at: 60+00E, 19+00S of BL-2; 21+00E, 17+00S; 33+00E, 4+00S.

GENERAL

It is the writer's opinion that the preliminary core drilling for both Claim Groups should be limited to a total of 5,000 feet until further soil and glacial till sampling is done to fill in some of the unsampled gaps. The data from this work will result in more reliable assessment of the "down-ice" movement of the soil sample anomalies, permitting more economical spotting of core drilling.

This view governed our recommendations last January, which were as follows:-

Core drilling in S-W part of TB.386628, South Group: 3 holes totalling 2,000 feet

Reverse circulation overburden drilling: 20 holes (est. average 150 ft.) - 3,000 feet

Stripping and trenching: This provision was partly for stripping outcrops, but mainly for exposure of the glacial till to bedrock, where overburden appears to be shallow, on the N-E parts of the South Group and most of the North Group. This work, by backhoe, would expose the glacial till "in situ" and reduce the amount of more expensive overburden drilling.

Respectfully submitted,

ASB:TP

A. S. Bayne, P.Eng.

Geochemical Surveys
Montclerg/Tisdale Project - Hemlo Area

APPENDIX I

LOG OF ROCK SAMPLES

January 31, 1984
Revised May 3[illegible] 1984

SAMPLE No.	ASSAY p.p.b.Au	LOCATION	DESCRIPTION
110	2	North Group - N. side Hwy. 17 cut at L81+00E. Outcrop No.709.	Pink syenite with numerous seams of bright green epidote.
111	11	400' N. of TB.386635-36 Hwy. 17 cut N. of L15+00W - L17+00W.	Quartz vein in granodiorite. No visible mineralization.
112	14	South Group - N.E.end of Ry. cut. Outcrop 23-24, 800' N. of B-L #1.	1" coarse quartz vein in syenite, with seams, dark green chlorite with scattered limonite replacing pyrite cubes.
113	10	Same as Sample 112.	Blue quartz in pink syenite with purple fluorite lining cavities in rock.
114	5	East end of same Hwy. cut as Sample 110.	Quartz vein in syenite. Epidote in fractures.
115	2	Same Hwy. cut as Samples 110 & 114.	Pink syenite with blue-green mineral in fractures tentatively identified as sodic amphibole.
116	20	South Group - L8+50W, 420 N. in Rwy. cut. Outcrop 26-27.	Enclavement in syenite of dark fine-grained metasedimentary rock, predominantly pleochroic hornblende with lesser amounts of feldspar crystals (perthite & plagioclase) showing zoning. Minor small inclusions of quartz, with titanite and phlogopite. Zeolites in fracture surfaces. Green malachite in occasional vugs.*
303	20	Same as Sample 116.	Chip sample across 5' of metasediments. Sparse pyrite (oxidized).
304	16	Same as Samples 116 & 303.	Chip sample across 1' of contact of Sample 303.
305	8	In Ry. cut 1000' S. of S. boundary of TB.386629-28.	Chip sample across 3' of metasediments with threads of quartz-carbonate and sparse fine pyrite in bedding planes.
306	20	Same as 305.	Chip sample 1' across contact with Sample 305. Syenite with quartz & disseminated biotite, amphibole (or tourmaline?).
307	19	North Group - S. side Hwy. 17 cut between L96+00E & L99+00E. See Outcrop 10-12 on S.Group Plan.	Chip sample across 9" quartz vein in shear in syenite about 300 ft. east of S-E striking regional fault showing in Hwy. cut at about L96+00E.

*Sample 116, showing malachite staining in occasional small vugs, assayed 87 p.p.m. copper.

A. [illegible] Bayne, P.Eng.